Exhibit 21.1
Subsidiaries of Franklin Bank Corp.
Franklin Bank Capital Trust I — Delaware
Franklin Capital Trust II — Delaware
Franklin Capital Trust III — Delaware
Franklin Capital Trust IV — Delaware
FBC Holdings, LLC — Delaware
Franklin Bank, S.S.B. — Texas State Savings Bank